Exhibit 99.1

WESTERN GAS PARTNERS CLOSES
NUEVO MIDSTREAM, LLC ACQUISITION
AND ISSUANCE UNDER EXERCISE OF
UNDERWRITERS’ OVER-ALLOTMENT OPTION

HOUSTON—(MARKETWIRED)—November 25, 2014—Western Gas Partners, LP (NYSE:WES) (the “Partnership”) announced today that it has closed its previously announced acquisition of Nuevo Midstream, LLC (“Nuevo”), a leading Delaware Basin gas gatherer and processor. The $1.5 billion purchase price and certain purchase price adjustments were funded through the issuance of $750.0 million of Class C units to Anadarko Petroleum Corporation, borrowings under the Partnership’s revolving credit facility and cash on hand, including the proceeds from the Partnership’s November 2014 equity offering. Discussions with a third party regarding its potential 50% investment in Nuevo are ongoing, and the Partnership has mutually agreed with the third party to extend the option period expiration date to no later than December 19, 2014, to allow for additional evaluation of the opportunity.
The Partnership also announced that it has closed the issuance of 1,120,153 common units representing limited partner interests under the partial exercise of the 1,125,000 common unit over-allotment option granted to the underwriters in connection with its recent public offering of 7,500,000 common units. Aggregate net proceeds from the offering of approximately $602.9 million (including from the partial exercise of the over-allotment option and from a capital contribution by the Partnership's general partner and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Partnership) were used to partially fund the Nuevo acquisition.
SOURCE: Western Gas Partners, LP

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WESTERN GAS PARTNERS, LP CONTACT:
Benjamin Fink, CFA
SVP, Chief Financial Officer and Treasurer
benjamin.fink@westerngas.com
832.636.6010